EXHIBIT 99.1
                            OREGON STEEL MILLS, INC.
                                Portland, Oregon

FOR IMMEDIATE RELEASE                                            April 28, 2004
--------------------------------------------------------------------------------

Contact:     Ray Adams
             Chief Financial Officer
             (503) 240-5223


                       OREGON STEEL MILLS, INC. ANNOUNCES
                              FIRST QUARTER RESULTS

HIGHLIGHTS:

[BULLET] SHIPMENTS AT 476,500 TONS, WERE AT AN ALL TIME HIGH AND UP 19 PERCENT
         FROM THE FIRST QUARTER OF 2003
[BULLET] SALES WERE $252.4 MILLION, THE HIGHEST LEVEL SINCE 1998 AND THE SECOND
         HIGHEST IN THE COMPANY'S HISTORY
[BULLET] EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION, BEFORE
         A NON-CASH CHARGE OF $7 MILLION, WAS $32.9 MILLION
[BULLET] NET INCOME, BEFORE A NON-CASH CHARGE OF $7 MILLION, WAS $14.5 MILLION,
         A RECORD FOR THE COMPANY


Portland, Oregon, April 28, 2004/Business Wire/--Oregon Steel Mills, Inc. (NYSE:
OS) today reported first quarter net income of $7.5 million ($.28 per share) compared to a net loss of $9 million (a negative $.34 per share) for the first quarter of 2003. During the first quarter, the Company recorded a pretax non-cash charge of $7 million ($.26 per share) related to the previously announced tentative agreement to issue four million shares of Company common stock as part of the settlement of the labor dispute ("Settlement") at the Company's majority-owned subsidiary, Rocky Mountain Steel Mills. The charge is a result of adjusting the previously recorded value at December 31, 2003 of the four million shares of Company common stock ($23.3 million at $5.81 per share) to market at March 31, 2004. The closing price of the Company's common stock on the New York Stock Exchange at March 31, 2004 was $7.56 per share, resulting in an additional non-cash charge of $7 million ("Stock Settlement Charge"). The Company will continue to adjust the common stock portion of the Settlement at the end of each quarter either up or down for the change in the price of the Company's common stock through the effective date of the Settlement. Net income exclusive of the Stock Settlement Charge was $14.5 million ($.54 per share).

Sales for the first quarter of 2004 were $252.4 million. This compares to 2003 first quarter sales of $175.7 million. Average sales price per ton in the first quarter of 2004 was $529 compared to $440 in the first quarter of 2003. Overall shipments for the first quarter of 2004 were 476,500 tons compared to 2003 first quarter shipments of 399,200 tons. The increase in shipments are primarily due to increased shipments of plate, coil, welded pipe, structural tubing and rod products partially offset by lower rail

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

and seamless pipe shipments. The increase in sales and average sales price were primarily due to higher average selling prices for plate, coil, rail and rod and bar products and the increased shipments noted above, partially offset by lower average selling prices for welded and seamless pipe.

Operating income for the first quarter of 2004 was $15.1 million, including the $7 million Stock Settlement Charge noted above. Operating income before the Stock Settlement Charge was $22.1 million. This compares to an operating loss of $6.6 million in the first quarter of 2003 and an operating loss of $38.4 million for the fourth quarter of 2003, which included a labor dispute settlement charge of $31.1 million. Operating loss in the fourth quarter of 2003, before the labor dispute settlement charge, was $7.3 million. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2004 was $32.9 million (exclusive of the $ 7 million Stock Settlement Charge noted above) compared to $4.3 million in the first quarter of 2003 and a negative $25.4 million in the fourth quarter of 2003, which included a labor dispute settlement charge of $31.1 million. EBITDA for the fourth quarter of 2003, before the non-cash Company common stock component ($23.2 million) of the labor dispute settlement charge, was a negative $2.2 million. A reconciliation of EBITDA is provided in the last table of this press release. Increased operating income and EBITDA during the first quarter of 2004 compared to the first quarter of 2003 reflects increased volume and higher average selling prices, as discussed above, partially offset by higher slab costs at the Company's Oregon Steel Division, and higher scrap costs at the Company's Rocky Mountain Steel Division ("RMSM").

Since January 1, the Company has announced numerous price increases on plate and coil products, increasing the base price on as-rolled plate and coil by approximately $210 per ton for March deliveries. Likewise for rod and bar products, price increases and raw material surcharges have increased the base price for these products by approximately $120 per ton for March deliveries. During the quarter, the Company also announced and is implementing price increases for its structural tubing, welded pipe and rail products.

Jim Declusin, the Company's President and CEO, stated, "We at Oregon Steel are very pleased with the results of our first quarter. While much of our profitability has been fueled by a strong steel demand for our products, resulting in our ability to raise steel prices throughout the quarter, equally important has been the changes the Company has made in its culture during the past six months. These cultural changes have resulted in cost reductions by increasing productivity, improving yields, reducing delay rates and ever improving levels of quality. These improvements have been solely achieved by the dedication of our employees. We believe the improvements that have been made will result in even stronger results in the second quarter. Our performance was accomplished even though we had unprecedented high costs for slab and scrap during the quarter. It is also important to note that these results were achieved without having high production levels, shipments or profitability in large diameter pipe."

LIQUIDITY

At March 31, 2004, the Company maintained a $65 million revolving credit facility of which $5.0 million was restricted, an additional $15.4 million was restricted under outstanding letters of credit and $44.6 million was available for use. There were no amounts outstanding on the revolving credit facility as of March 31, 2004. Total debt outstanding, net of cash of $6.5 million, was $305 million compared to $296 million at December 31, 2003. During the first quarter of 2004, the Company incurred capital expenditures of $4.4 million; depreciation and amortization was $9.9 million. For all of 2004, the Company anticipates that capital expenditures and depreciation/amortization will be approximately $31 million and $40 million, respectively.

2004 OUTLOOK

For 2004, the Company expects to ship approximately 1,750,000 tons of products and generate approximately $1 billion in sales. In the Oregon Steel Division the product mix is expected to consist of 630,000 tons of plate and coil, 200,000 tons of welded pipe and 60,000 tons of structural tubing. At these shipment levels, the Company expects its Portland combination mill to run at approximately 80 percent of its rated capacity and its welded pipe mills to run at approximately 30 percent of their rated capacities. The Company's RMSM Division expects to ship approximately 380,000 tons and 482,000 tons of rail and rod and bar products, respectively. At these shipment levels, the rail and rod mills would be at 90 percent and 100 percent, respectively, of their rated capacities. Seamless pipe shipments will be dependent on market conditions in the drilling industry. At the present time the seamless mill is not operating.

Based on performance to date, the Company anticipates that for the second quarter of 2004 it will have record quarterly sales. Exclusive of any further labor dispute settlement adjustments relating to the future changes in the market value of the Company's common stock price, the Company anticipates that quarterly operating income and net income will be the highest in the Company's history in the second quarter of 2004. Because of the uncertainty related to third and fourth quarter sales price and the volatility of the slab and scrap market, the Company does not currently believe the third and fourth quarter financial performance will be equal to the results anticipated for the second quarter; however, the Company believes the results for the third quarter of 2004 will exceed that of the first quarter of 2004. For fiscal 2004 the Company currently anticipates that it will have record sales, operating income and net income.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; potential equipment malfunction; and plant construction and repair delays. For more detailed information, please review the discussion of risks, which may cause results to differ materially, in our most recently filed Form 10-K, Form 10-Q and other SEC reports.

ANNUAL MEETING

Our 2004 Annual Meeting will be held on April 29, 2004 at 8:00 a.m. Pacific Time, at the Benson Hotel in Portland, Oregon.

CONFERENCE CALL WEBCAST

On April 28, 2004 at 9:00 a.m. PT (12:00 p.m. ET), the Company will hold a conference call to discuss the results of the first quarter. You are invited to listen to a live broadcast of the Company's conference call over the Internet, accessible at www.osm.com on the Investor Relations' page.

Oregon Steel Mills, Inc. is organized into two divisions. The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland, Oregon, Napa, California and Camrose, Alberta, Canada. The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.

                    OREGON STEEL MILLS, INC. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED INCOME STATEMENTS FN1
          (In thousands, except tonnage, per share and per ton amounts)
                                   (Unaudited)

                                                      THREE MONTHS ENDED
                                                           MARCH 31
                                                  --------------------------
                                                     2004            2003
                                                  ---------       ----------

Sales                                             $ 252,396       $ 175,681

Cost of sales                                       214,600         169,602
Gain on sales of assets                                (263)            (61)
Labor dispute settlement adjustment                   7,000              --
Selling, general and administrative expenses         15,956          12,711
                                                  ---------       ---------
     Operating income (loss)                         15,103          (6,571)

Interest expense, net                                (8,529)         (8,101)
Other income, net                                       597             169
Minority interest                                       355             258
                                                  ---------       ---------
Income (loss) before income taxes                     7,526         (14,245)

Provision for income tax (expense) benefit               (2)          5,220
                                                  ---------       ---------

Net income (loss)                                 $   7,524       $  (9,025)
                                                  =========       =========

Basic earnings (loss) per share                   $     .28       $    (.34)
Diluted earnings (loss) per share                 $     .28       $    (.34)
Basic weighted average shares outstanding            26,489          26,388
Diluted weighted average shares outstanding          26,661          26,388

Operating income (loss) per ton                   $   31.70       $  (16.46)
Operating margin                                        6.0%           (3.7)%

Depreciation and amortization                     $   9,868       $  10,464
EBITDA exclusive of labor dispute settlement
  adjustment                                      $  32,923       $   4,320

Total tonnage sold:

      Oregon Steel Division:
          Plate and coil                            173,800         108,700
          Welded pipe                                58,800          51,100
          Structural tubing                          10,400              --
                                                  ---------       ---------
                                                    243,000         159,800
                                                  ---------       ---------
       Rocky Mountain Steel Mills Division:
          Rail                                      100,700         113,000
          Rod/Bar                                   130,000         115,500
          Seamless pipe                               2,800          10,900
                                                  ---------       ---------
                                                    233,500         239,400
                                                  ---------       ---------
            Total Company                           476,500         399,200
                                                  =========       =========

Sales:
     Oregon Steel Division                        $ 145,626       $  83,125
     Rocky Mountain Steel Mills Division            106,770          92,556
                                                  ---------       ---------
            Total Company                         $ 252,396       $ 175,681
                                                  =========       =========

Average selling price per ton:
     Oregon Steel Division                        $     599       $     520
     Rocky Mountain Steel Mills Division          $     457       $     387
               Total Company                      $     529       $     440

FN1 Certain reclassifications have been made in prior year's periods to conform to the current period presentations. Such reclassifications do not effect results of operations as previously reported.

                            OREGON STEEL MILLS, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS  FN1
                                 (In thousands)


                                                      MARCH 31,    DECEMBER 31,
                                                      2004 FN2         2003
                                                    -----------    ------------
                                                    (Unaudited)

Current assets:
  Cash and cash equivalents                           $  6,498        $  5,770
  Trade accounts receivable, net                        84,991          78,026
  Inventories                                          135,449         139,623
  Deferred taxes and other current assets               18,219          35,142
                                                      --------        --------
                                                       245,157         258,561
Property, plant and equipment, net                     486,958         477,581
Goodwill                                                   520             520
Intangibles, net                                        11,694          11,803
Other assets                                            11,721          15,513
                                                      --------        --------
     Total assets                                     $756,050        $763,978
                                                      ========        ========

Current liabilities                                   $110,035        $131,833
Other long-term debt                                   311,440         301,832
Deferred taxes                                           8,312          20,442
Other liabilities FN3                                  112,970         106,048
                                                      --------        --------
                                                       542,757         560,155
Minority interest                                       18,458          16,571
Stockholders' equity                                   194,835         187,252
                                                      --------        --------
     Total liabilities and stockholders' equity       $756,050        $763,978
                                                      ========        ========

FN1 Certain reclassifications have been made in prior year's periods to conform to the current period presentations. Such reclassifications do not affect results of operations as previously reported.
FN2 The Company adopted FIN 46R effective March 31, 2004, and changed the method of accounting for its Oregon Feralloy Partners from an equity investment basis to a consolidated basis. The impact of the adoption on the financial statements at March 31, 2004 was to increase current assets by $1.7 million, increase net property, plant and equipment by $15 million, decrease other assets by $3.5 million, increase current liabilities by $1.4 million, increase other long-term liabilities by $9.5 million (consisting of bank debt) and increase minority interest by $2.2 million.
FN3 Included in other liabilities is an accrued liability of $30.2 million and $23.2 million at March 31, 2004 and December 31, 2003, respectively, for the value of the 4 million shares of Company common stock to be issued as part of the Settlement.


                OREGON STEEL MILLS, INC. AND SUBSIDIARY COMPANIES
                              CALCULATION OF EBITDA
                                 (In thousands)
                                   (Unaudited)

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                       -----------------------
                                                          2004          2003
                                                       --------      ---------

Net income (loss)                                      $  7,524      $ (9,025)
  Provision for income tax expense (benefit)                  2        (5,220)
                                                       --------      --------
Pre-tax income (loss)                                     7,526       (14,245)

Add back:
  Interest income                                           (40)         (107)
  Interest expense                                        8,788         8,493
  Interest capitalized                                     (219)         (285)
  Depreciation                                            9,759        10,433
  Amortization                                              109            31
                                                       --------      --------
                                                         18,397        18,565
                                                       --------      --------
EBITDA                                                   25,923         4,320
Add back labor dispute settlement adjustment              7,000            --
                                                       --------      --------
EBITDA exclusive of labor dispute settlement
  adjustment                                           $ 32,923      $  4,320
                                                       ========      ========


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